Exhibit 23.9
CONSENT
To: OceanaGold Corporation (the “Company”)
Re: Registration Statement on Form S-8 of the Company
The undersigned has reviewed and approved certain technical and scientific information (the “Reviewed Information”) contained in, referenced in, or incorporated by reference into the Form S-8 (as defined below).
Additionally, the undersigned is an author of the Technical Report identified below:
•Technical Report titled “NI 43-101 Technical Report – Haile Gold Mine, Lancaster County, South Carolina”, with a report date of March 27, 2026, and with an effective date of December 31, 2025.
The undersigned understands that the Company wishes to make reference to my name and the Reviewed Information and the Technical Report in the Registration Statement on Form S-8 and any amendments or supplements and/or exhibits thereto or the documents incorporated by reference therein (collectively, the “Form S-8”). The undersigned further understands that the Company wishes to use extracts and/or information from the Reviewed Information and the Technical Report in the Form S-8. The undersigned has been provided with a copy of the Form S-8 and has reviewed the proposed disclosures identified above.
Accordingly, in respect of the Form S-8, the undersigned does hereby consent to:
•the use of, and references to, my name, including my status as an expert or “qualified person”;
•the use of, and references to, the Reviewed Information and the Technical Report in the Form S-8; and
•the use, in the Form S-8, of any quotation from, or summarization of, or extracts and information from the Reviewed Information and the Technical Report, or portions thereof, that were prepared by the undersigned, that the undersigned supervised the preparation of and/or that the undersigned has reviewed and approved.

Dated: April 7, 2026

Gregory Hollett

/s/ Gregory Hollett
Gregory Hollett, P.Eng
OceanaGold Corporation